EXHIBIT 16.1

                        Bierwolf, Nilson & Associates
                        Certified Public Accountants
                          1453 South Major Street
                         Salt Lake City, UT   84115





                             December 10, 2003

U.S. Securities and Exchange Commission
Washington, D.C.  20549

Gentlemen:

     We acknowledge receipt of a copy of the disclosures set forth in the current report of Caneum, Inc. on Form 8-K dated December 8, 2003
(Commission File No. 0-30874) under the heading "Item 4. Change in Registrant's Certifying Accountant." This letter will confirm that we agree with the statements made by the registrant pertaining to our firm in that section.

     There were no disagreements with the Company for the annual periods or for the period up to the date of dismissal.

Sincerely,

/s/ Bierwolf, Nilson & Associates

Bierwolf, Nilson & Associates